EXHIBIT 10.1
Ciena Corporation
Fees Payable as Compensation to Non-Employee Directors
Approved at the August 31, 2005
Board of Directors Meeting
Fees payable to non-employee directors for their service on the Board of Directors and its committees were revised as set forth below. Directors must attend Board or Committee meetings to receive compensation. Ciena reimburses each non-employee member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings.

Compensation	Current	Revised
Annual Retainer	$20,000	$20,000

Lead Director Retainer	—	$7,500

Board Meeting (excluding special meeting)	$1,500	$1,500

Audit Committee Chair Retainer	—	$7,500

Audit Committee Meeting (in person)	$1,500 (Chair)	$3,000 (Chair)
	$1,000 (Other Members)	$2,000 (Other Members)

Audit Committee Meeting (telephonic)	—	$500

Other Committee Meeting (in person)	$1,500 (Chair)	$1,500 (Chair)
	$1,000 (Other Members)	$1,000 (Other Members)

Other Committee Meeting (telephonic)	—	$500